UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to § 240.14a-12
AMERICAN CAMPUS COMMUNITIES, INC.
(Name of Registrant as Specified in Its Charter)
                  Not Applicable
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805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
March 26, 2009
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 10:00 a.m. (Central Time) on Thursday, May 7, 2009, at our corporate office located at 805 Las Cimas Parkway, Suite 400, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.
Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.
On behalf of the Board of Directors,
Sincerely,
WILLIAM C. BAYLESS, JR.
President and
Chief Executive Officer

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2009
To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:
The 2009 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at our corporate office located at 805 Las Cimas Parkway, Suite 400, Austin, Texas, on Thursday, May 7, 2009, at 10:00 a.m. (Central Time) to consider and take action upon the following:
(i)	To elect eight directors to a one-year term of office expiring at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2009; and

(iii)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2009. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
The Board of Directors has fixed the close of business on March 16, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.
Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.
By Order of the Board of Directors,
BRIAN B. NICKEL
Senior Executive Vice President, Chief
Investment Officer and Secretary
Austin, Texas
March 26, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 7, 2009.
This Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.studenthousing.com/investors/proxy.asp

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

PROXY STATEMENT

The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about April 1, 2009, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 7, 2009.
QUESTIONS AND ANSWERS
Q:	What am I voting on?
A:	Election of eight directors to hold office for a one-year term and ratification of Ernst & Young LLP as our independent auditors for 2009.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 16, 2009 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees and in favor of the ratification of Ernst & Young LLP as our independent auditors for 2009. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Under New York Stock Exchange rules, the proposals to elect directors and to ratify the appointment of independent registered public accountants are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Q:	Is my vote confidential?

A:	Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote?

A:	All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting at which a quorum is present. In order for Ernst & Young LLP to be ratified as our independent auditors for 2009, the proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast on a proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:	As of the record date for the Annual Meeting, 42,405,460 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 16, 2009 can attend.

Q:	Who pays for this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers or employees for such services.

ELECTION OF DIRECTORS
There are currently eight directors on the Board, William C. Bayless, Jr., R.D. Burck, G. Steven Dawson, Cydney C. Donnell, Edward Lowenthal, Joseph M. Macchione, Brian B. Nickel and Winston W. Walker. The employment agreements with each of Messrs. Bayless and Nickel provide that such executive will be nominated as a director. See “Executive Compensation – Employment Contracts.” In connection with our acquisition of GMH Communities Trust, we agreed to nominate Mr. Macchione as a director at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term.
All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Directors are elected by a plurality of the votes cast at the Annual Meeting, which means the eight nominees who receive the largest number of properly cast votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the eight director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named on the enclosed proxy card to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld.
BOARD OF DIRECTORS
Board Composition
The following pages contain information concerning the nominees, based upon information furnished us by each nominee.
William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003 and has served on our Board of Directors since August 2004. Mr. Bayless is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities. Mr. Bayless served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University. Age: 45.
R.D. Burck has been our Independent Chairman of the Board since August 2004. Mr. Burck retired from the position of chancellor of The University of Texas System in 2002. Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network. Mr. Burck served as chief executive officer and a director of Nano Proprietary, Inc. from June 1, 2006 until December 1, 2006. Mr. Burck is Chairman of MBST Holdings, LLC and Patton Medical Devices. He also serves on the Advisory Board of Frost Bank and is a member of the board of directors of Celo Data, Inc. In addition, Mr. Burck serves as a member of the board of trustees of The Headliners Club and is the Chairman of the Board of The Rise School of Austin. He is a lifetime member of The University of Texas Exes and serves on the Executive Committee of the University of Texas Chancellor’s Council. He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences. Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the

American Cancer Society. Mr. Burck graduated from The University of Texas at Austin with a B.B.A. He also attended the South Texas School of Law in Houston. Age: 76.
G. Steven Dawson has served on our Board of Directors since August 2004. He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Mr. Dawson serves on the boards of Alesco Financial, Inc. (NYSE:AFN), a structured finance REIT; Desert Capital REIT, Inc. (“DCR”), an unlisted, public mortgage REIT; and Medical Properties Trust (NYSE:MPW), a hospital/healthcare REIT. Mr. Dawson serves as Managing Director of Sandstone Equity Investors, LLC, the outside advisor of DCR and other REITs. Mr. Dawson also has other private interests, mostly related to real estate, finance and financial services. Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business. Age: 51.
Cydney C. Donnell has served on our Board of Directors since August 2004. She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University since March 2006, where she teaches in the Finance Department. Ms. Donnell was an Executive Professor at the Mays School from August 2004 to March 2006 and was a Visiting Lecturer from January 2004 to August 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Ms. Donnell served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Ms. Donnell currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940 and a REIT. In 2007, Ms Donnell was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry, where she serves on its audit committee. Ms. Donnell has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 49.
Edward Lowenthal has served on our Board of Directors since August 2004. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (NYSE:WRP) from 1997 until 2002, which owned and operated multifamily apartments throughout the United States. He continues to serve as a director of REIS, Inc. (NASDAQ:REIS), a successor, through mergers, to Wellsford Real Properties, Inc. REIS, Inc. is an internet-based provider of real estate information and analytics Mr. Lowenthal serves as a director of Omega Healthcare Investors, Inc. (NYSE:OHI), a healthcare REIT, and Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder. Mr. Lowenthal serves as Chairman of Tiburon Lockers, Inc., a privately-held owner and operator of rental locker systems, and as a trustee of The Manhattan School of Music where he serves on its Executive, Finance and New Building committees. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 64.
Joseph M. Macchione has served on our Board of Directors since June 2008. He has been the Chief Operating Officer of GMH Associates, Inc., a private real estate investment company, since June 2008. From February 2001 to June 2008, Mr. Macchione served as the Executive Vice President, General Counsel and Secretary of GMH Communities Trust, where he oversaw all legal matters for its student housing and military housing divisions. Before joining GMH Communities Trust, Mr. Macchione practiced at the law firm of Morgan, Lewis & Bockius LLP from March 1998 to February 2001, and prior to that time at the law firm of Ballard, Spahr, Andrews & Ingersoll LLP, where his legal practice focused on commercial real estate, construction, environmental and telecommunications law matters. Mr. Macchione is an Executive Committee Member of the Real Property Section of the Philadelphia Bar Association, and is licensed to practice law in Pennsylvania and New Jersey. Mr. Macchione received a J.D. from Temple University School of Law, and an undergraduate degree from Temple University. Age: 43.

Brian B. Nickel has served on our Board of Directors since August 2004. He has served as our Senior Executive Vice President, Chief Investment Officer and Secretary since November 2007. Mr. Nickel served as our Executive Vice President, Chief Financial Officer and Secretary from May 2005 to November 2007 and as our Executive Vice President, Chief Investment Officer and Secretary from October 2003 until May 2005. Mr. Nickel joined our predecessor entities in June 1996 as Director of Business Development and has progressively contributed to our growth, serving in various capacities including Director of Acquisitions, Vice President of Acquisitions, Vice President of On-campus Development, and Senior Vice President of Development. Prior to joining us, Mr. Nickel held positions in the investment banking firm of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a B.S. in Economics from Northwestern University. Age: 36.
Winston W. Walker has served on our Board of Directors since August 2004. He has been President and Chief Executive Officer of Walker & Associates since 1993, which provides strategic consultation primarily to clients in the healthcare and insurance industries. From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc. (NYSE: CBL), a shopping center REIT, and a member of the board of directors of MRI Medical, a private company. Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia. Age: 65.
THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.
Board Committees
Audit Committee. The current members of the Audit Committee are Messrs. Dawson (Chairman), Burck and Walker. Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(i) of Regulation S-K.
The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended in August 2005. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the amended and restated charter can be viewed on our website at www.studenthousing.com. The Report of the Audit Committee is set forth on page 35 of this Proxy Statement.
The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The Audit Committee met eight times in 2008.
Executive Committee. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Mr. Bayless (Chairman), Ms. Donnell, Mr. Macchione and Mr. Nickel, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law. The Executive Committee did not meet in 2008.
Compensation Committee. The current members of the Compensation Committee are Messrs. Walker (Chairman), Dawson and Lowenthal. Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.studenthousing.com. The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met seven times in 2008.
Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Mr. Lowenthal (Chairman), Mr. Burck and Ms. Donnell. Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.studenthousing.com. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principals and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met three times in 2008.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.
The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.
The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.
Each nominee for director at the 2009 Annual Meeting currently serves as a member of our Board.

GOVERNANCE OF THE COMPANY
Board Independence and Meetings
Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.studenthousing.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
Independence; Lead Independent Director. Currently, the Board has eight directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that six directors (Messrs. Burck, Dawson, Lowenthal, Macchione and Walker and Ms. Donnell) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange. Mr. R.D. Burck serves as our Lead Independent Director.
Executive Sessions. Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is Mr. Burck.
Meetings. The Board of Directors met eight times in 2008. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2008. All directors are encouraged to attend our Annual Meeting. Seven members of the Board attended the 2008 Annual Meeting.
Director Qualifications; Limits on Board Service
The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.
The Board recognizes that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.
Term Limits; Retirement Age
The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in our interest to do so. The Board has approved such exception with respect to Mr. Burck. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.
Board and Committee Evaluations
Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively. The reviews focus on the performance of the entire Board or the respective committee. In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance. The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees. The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.
Number of Directors; Director Vacancies
Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.
Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business
Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors.
Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:
•	the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);
•	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or
•	we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics
During 2004, the Board adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
Also during 2004, the Board of Directors adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.
You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.studenthousing.com. This information is also available in print free of charge to any person who requests it by contacting us at c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, Attention: Investor Relations.
Communication with the Board of Directors
Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:
Mr. R. D. Burck
Chairman of the Board
c/o American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
Mr. Burck will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Burck will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Burck will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.
Stock Ownership Guidelines
To further support our goal of achieving a strong link between stockholders and directors, directors are encouraged to purchase and hold shares of our common stock with a cost basis of at least $50,000 within three years of their election to the Board.
Management Succession
Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer. The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board.

EXECUTIVE AND SENIOR OFFICERS
Our executive and senior officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive and senior officers are not directors. For information regarding William C. Bayless, Jr., President and Chief Executive Officer, and Brian B. Nickel, Senior Executive Vice President, Chief Investment Officer and Secretary, see “Board of Directors – Board Composition.”
Executive Officers
Greg A. Dowell has served as Senior Executive Vice President and Chief Operating Officer since November 2007. Mr. Dowell served as Executive Vice President and Chief of Operations from May 2005 until November 2007 and served as Senior Vice President and Chief of Operations from August 2004 until May 2005. Mr. Dowell joined our predecessor entities in October 2001 as Senior Vice President — Management Services. Prior to this, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Mr. Dowell received a B.S. in Accounting from the University of Louisiana, Lafayette and is a Certified Public Accountant. Age: 45.
Jonathan A. Graf has served as Executive Vice President, Chief Financial Officer and Treasurer since November 2007. Mr. Graf served as Senior Vice President, Chief Accounting Officer and Treasurer from May 2005 until November 2007, and served as Vice President and Controller from October 2004 until May 2005. From September 1994 to September 2004, he served in various capacities at Southern Union Company, most recently as Vice President and Controller. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Mr. Graf received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant. Age: 43.
James C. Hopke, Jr. has served as Executive Vice President-Project Management and Construction since November 2007. Mr. Hopke served as Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities. Mr. Hopke was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Mr. Hopke received a B.S. in Administrative Management from Clemson University. Age: 47.
James E. Wilhelm III has served as Executive Vice President, Public-Private Transactions since January 2009 and spearheads our American Campus Equity (ACE™) program. From July 2007 to January 2009, he was Senior Vice President, Public-Private Transactions. From June 2003 to July 2007, Mr. Wilhelm worked for RBC Capital Markets’ public finance department where he served as the managing director of the higher education sector. Prior to that time, he was a managing director with Banc One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Capital Markets). Mr. Wilhelm is a graduate of Miami University with a B.S. in Finance. Age: 45.
Senior Officers
Jennifer Beese has served as Senior Vice President of Leasing Administration since November 2007. Ms. Beese joined us in November 1999, previously holding the position of Vice President of Leasing Administration. From 1994 to 1999, she held various property management positions with JPI. Ms. Beese holds a B.A. in History from Texas A&M University. Age: 35.
Clint Braun has served as Senior Vice President of Construction Management since September 2006 and oversees related project development, budgeting, construction and reporting. From February 2002 until September 2006, he served as Vice President of Construction Management. Mr. Braun joined our predecessor entities in February 2000 as Director of Construction Management. Before joining us, he held various construction management positions with JPI, a private real estate developer, from 1996 until 2000. Mr. Braun received a B.S. in Construction Science from Texas A&M University and is a LEED Accredited Professional. Age: 36.
Steve Crawford has served as Senior Vice President of Management Services since August 2005. From 1999 to 2005, he served as Vice President of Management Services. Mr. Crawford joined our predecessor entities in October 1997 as a Regional Manager and has served us in increasing capacities. Mr. Crawford began his career in student housing with Allen & O’Hara, Inc., where he held various student housing management positions from 1991 until 1997. Mr. Crawford graduated with a B.A. from the University of California, Santa Barbara in 1991 and with a Masters of Public Administration from California State University, San Diego in 1995. Age: 39.
Jorge de Cárdenas has served as Senior Vice President of Information Technology since August 2005 and joined our predecessor entities in January 2004 as Vice President of IT. Prior to joining us, Mr. de Cárdenas served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Mr. de Cárdenas began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Mr. de Cárdenas was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Mr. de Cárdenas received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University. Age: 45.
Daniel Perry has served as Senior Vice President-Capital Markets since November 2007. He joined us in February 2005 as Vice President of Investments. From 2002 to 2005, Mr. Perry held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of our initial public offering in 2004. From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and Banc of America (formerly known as NationsBank). Mr. Perry holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business. Age: 35.
James R. Sholders has served as Senior Vice President of Management Services since August 2005. From June 2003 to 2005 he served as Vice President of Management Services. He joined us in 2001 as a Regional Manager. Mr. Sholders began his career in student housing in 1989 as a Resident Assistant with Allen and O’Hara, where he served in increasing capacities through 2001. Mr. Sholders received a B.S. in Secondary Education from West Virginia University and is a Certified Property Manager. Age: 39.
William W. Talbot has served as Senior Vice President-Investments since August 2005. Mr. Talbot joined us in August 2001 as Director of Acquisitions and has since served in increasing capacities, including Director of Asset Management and Vice President of Investments. Prior to joining us, Mr. Talbot was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients. Mr. Talbot received a B.A. in Economics and Spanish from Vanderbilt University. Age: 34.
Kim K. Voss has served as Senior Vice President-Controller since November 2007. Ms. Voss joined us in June 2004, previously holding the positions of Vice President-Controller and Assistant Controller. Prior to joining us, she was an Assistant Controller with AMB Property Corporation in San Francisco, a publicly-traded REIT that owns and operates industrial properties in numerous global markets. She began her career in the Audit and Business Advisory group of Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities. A Certified Public Accountant, Ms. Voss holds B.B.A. and Master in Professional Accounting degrees from the University of Texas at Austin. Ms. Voss is a member of the Austin chapter of Commercial Real Estate Women (CREW) and the Austin Finance and Accounting Leadership Network. Age: 34.
Jason R. Wills has served as Senior Vice President of Development since 2004. From 2003 to 2004, he served as Senior Vice President of Marketing and Development. Mr. Wills joined our predecessor entities in February 1997 as Manager–Marketing and Leasing and has served us in increasing capacities. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing. Age: 37.

Brian N. Winger has served as Senior Vice President and General Counsel since February 2009. He previously served as Senior Vice President–Transactions from July 2006 to February 2009 and as Senior Vice President-Development from October 2003 until July 2006. Mr. Winger joined us in March 2000 as Director–On-Campus Development and has since served in increasing capacities. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a J.D. from Oklahoma City University and a B.S. in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma. Age: 41.
Victor Young has served as Senior Vice President of Project Management and Construction since November 2007. Mr. Young joined us in January 2007 as Vice President of Construction Management. Prior to joining us, he held various construction management positions at privately owned real estate development companies including Trammell Crow Residential in 2006, The Hanover Company from 2001 to 2006 and JPI from 1996 to 2001. Mr. Young holds a B.S. in Construction Management from Northeast Louisiana University and is a LEED Accredited Professional. Age: 36.

SECURITY OWNERSHIP
The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 16, 2009, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting power and sole dispositive power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.

	Amount and Nature of
	Beneficial Ownership
	Number of Shares
Name of Beneficial Owner	Beneficially Owned		Percent of Class
Deutsche Bank AG	4,202,838	(1)	9.8%
The Vanguard Group, Inc.	3,313,509	(2)	7.7%
Goldman Sachs Asset Management, L.P.	2,885,442	(3)	6.7%
Davis Selected Advisors, L.P.	2,809,736	(4)	6.6%
Cohen & Steers, Inc.	2,716,130	(5)	6.3%
Barclays Global Investors, N.A.	2,638,703	(6)	6.2%
William C. Bayless Jr.	125,681	(7)	*
Brian B. Nickel	113,849	(8)	*
Greg A. Dowell	64,268	(9)	*
Jonathan A. Graf	37,508	(10)	*
Winston W. Walker	25,073		*
James C. Hopke, Jr.	23,215	(11)	*
Edward Lowenthal	21,500		*
R.D. Burck	13,364		*
Cydney C. Donnell	4,700		*
Joseph M. Macchione	1,155	(12)	*
G. Steven Dawson	—		—
All directors and executive officers as a group (12 persons)	452,356	(13)	1.1%

*	Less than one percent.
(1)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. Deutsche Bank AG beneficially owned an aggregate of 4,202,838 shares and possessed sole voting power of 2,541,388 shares and sole dispositive power of 4,202,838 shares, Deutsche Investment Management Americas beneficially owned an aggregate of 539,576 shares and possessed sole voting power and sole dispositive power over 539,576 shares, Deutsche Bank Trust Company Americas beneficially owned an aggregate of 512 shares and possessed sole voting power and sole dispositive power over 512 shares, RREEF America, L.L.C. beneficially owned an aggregate of 3,404,200 shares and possessed sole voting power over 1,801,800 shares and sole dispositive power over 3,404,200 shares, DWS Investments S.A., Luxembourg beneficially owned an aggregate of 12,200 shares and possessed sole voting power and sole dispositive power over 12,200 shares and Deutsche Asset Management Australia Ltd beneficially owned an aggregate of 246,350 shares and possessed sole voting power over 187,300 shares and sole dispositive power over 246,350 shares.
(2)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. beneficially owned an aggregate of 3,313,509 shares and possessed sole voting power over 58,335 shares and sole dispositive power over 3,313,509 shares.

(3)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC is 32 Old Slip, New York, New York 10005. Each of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC beneficially owned an aggregate of 2,885,442 shares and possessed shared voting power and shared dispositive power over 2,885,442 shares.
(4)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756. Davis Selected Advisors, L.P. beneficially owned an aggregate of 2,809,736 shares and possessed sole voting power over 882,145 shares and sole dispositive power over 2,809,736 shares.
(5)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address of Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium. Cohen & Steers, Inc. beneficially owned an aggregate of 2,716,130 shares and possessed sole voting power over 2,479,005 shares and sole dispositive power over 2,716,130 shares. Cohen & Steers Capital Management, Inc. beneficially owned an aggregate of 2,704,773 shares and possessed sole voting power over 2,467,648 shares and sole dispositive power over 2,704,773 shares. Cohen & Steers Europe S.A. beneficially owned an aggregate of 11,357 shares and possessed sole voting power and sole dispositive power over 11,357 shares.
(6)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2008. The address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The address of Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402 Japan. Barclays Global Investors, N.A. beneficially owned an aggregate of 1,158,090 shares and possessed sole voting power over 1,026,101 shares and sole dispositive power over 1,158,090 shares, Barclays Global Fund Advisors beneficially owned an aggregate of 1,443,329 shares and possessed sole voting power and sole dispositive power over 1,443,329 shares, Barclays Global Investors, Ltd beneficially owned an aggregate of 21,643 shares and possessed sole voting power and sole dispositive power over 21,643 shares, and Barclays Global Investors Japan Limited beneficially owned an aggregate of 15,641 shares and possessed sole voting power and sole dispositive power over 15,641 shares.
(7)	Includes 62,949 restricted stock awards (“RSAs”) and 52,500 common units of limited partnership interest in our operating partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(8)	Includes 39,213 RSAs and 61,040 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(9)	Includes 33,975 RSAs and 25,890 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(10)	Includes 23,748 RSAs and 7,500 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(11)	Includes 18,637 RSAs.
(12)	Excludes 4,776 Common Units. Effective June 11, 2009, such Common Units will be immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(13)	Includes 197,010 RSAs and 146,930 Common Units that are immediately redeemable for cash or, at our election, an equal number of shares of our common stock. Excludes 4,776 Common Units that will be immediately redeemable for cash or, at our election, an equal number of shares of our common stock effective June 11, 2009.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2008, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common shares were complied with in 2008.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Winston W. Walker, Chairman
G. Steven Dawson
Edward Lowenthal
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers, who are:
•	our President and Chief Executive Officer, William C. Bayless, Jr.;
•	our Senior Executive Vice President, Chief Investment Officer and Secretary, Brian B. Nickel;
•	our Senior Executive Vice President and Chief Operating Officer, Greg A. Dowell;
•	our Executive Vice President, Chief Financial Officer and Treasurer, Jonathan A. Graf; and
•	our Executive Vice President-Project Management and Construction, James C. Hopke, Jr.
Compensation Program Objectives and Policies
We design our compensation programs to achieve the following objectives in the context of our results-oriented business culture:
•	support our business objectives by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	attract, reward, motivate and retain talented executives; and
•	tie executive compensation with performance measures that are directly related to our financial performance goals and creation of stockholder value.
The following principles guide us in developing executive compensation programs and setting total compensation levels for executives;
•	compensation levels should be closely tied to our success and each executive’s contribution to that success;
•	compensation programs should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful; and
•	the mix and level of compensation for an executive should consider the importance of the executive to us, competition for that executive’s talent and relative levels of compensation for other executives.

Elements of Compensation
We seek to achieve our compensation objectives through four compensation elements:
•	a base salary;
•	a variable, annual, performance-based bonus;
•	periodic grants of long-term, equity-based compensation such as RSAs; and
•	perquisites and other personal benefits.
These elements combine to promote the objectives described above. Base salary, termination payments, where applicable, and perquisites and other personal benefits provide a minimum level of compensation that helps attract and retain highly qualified executives. Performance-based bonuses reward achievement of annual goals important to our business and stockholder value-creation strategies. Equity-based compensation aligns each executive’s compensation directly with the creation of longer-term stockholder value and promotes retention.
For senior executives, including the named executive officers, we believe that equity and performance-based compensation should be a higher percentage of total compensation than for less senior executives. Equity and performance-based compensation relate most directly to achievement of strategic and financial goals and to building stockholder value, and the performance of senior executives has a strong and direct impact in achieving these goals.
In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total current compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. The Compensation Committee’s goal is to award compensation that is reasonable in relation to our compensation philosophy when all elements of potential compensation are considered.
Competitive Considerations
We operate and recruit talent across diverse markets and necessarily must make each compensation decision in the context of the particular situation, including the individual’s specific roles, responsibilities, qualifications and experience. We take into account information about the competitive market for executive talent, but because individual roles and experience levels vary among companies and executives, we believe that strict benchmarking against selected groups of companies does not provide a meaningful basis for establishing compensation. Therefore, the Compensation Committee does not attempt to maintain a specific target percentile with respect to a specific list of benchmark companies in determining compensation for named executive officers. Rather, the Compensation Committee reviews information regarding competitive conditions from a variety of sources in making compensation decisions.
These sources include two peer groups of public real estate companies: an asset-based peer group comprised of 11 public REITs, with the majority of the companies focusing on multifamily properties with a wide range of market and total capitalizations; and a size-based peer group comprised of 17 public REITs that focus on a variety of property types and are similar in size to us.

The peer groups reviewed in 2008 were as follows:

Asset-Based Peer Group	Size-Based Peer Group
Associated Estates Realty Corporation	Colonial Properties Trust
BRE Properties, Inc.	DCT Industrial Trust Inc.
Camden Property Trust	EastGroup Properties, Inc.
Colonial Properties Trust	Entertainment Properties Trust
Education Realty Trust, Inc.	Equity One, Inc.
Essex Property Trust, Inc.	FelCor Lodging Trust Incorporated
GMH Communities Trust	Healthcare Realty Trust, Inc.
Home Properties, Inc.	Highwoods Properties, Inc.
Mid-America Apartment Communities, Inc.	LaSalle Hotel Properties
Post Properties, Inc.	National Retail Properties, Inc.
UDR, Inc.	Parkway Properties, Inc.
Post Properties, Inc.
PS Business Parks, Inc.
Saul Centers, Inc.
Sovran Self Storage, Inc.
Tanger Factory Outlet Centers, Inc.
Washington Real Estate Investment Trust
Policy Regarding Recoupment of Compensation
If we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by our chief executive officer or chief financial officer, applicable law permits us to recover incentive compensation from that officer (including profits realized from the sale of our securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to that officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.
Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. We did not pay any compensation during 2008 that would be subject to section 162(m). We believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).
Employment Agreements
We have entered into employment agreements with certain of our key employees, including the named executive officers. The employment agreements provide that, if we terminate a named executive officer’s employment without cause or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits:

•	a cash payment equal to 299% for Mr. Bayless, 200% for Messrs. Nickel and Dowell and 100% for Messrs. Graf and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;
•	his prorated annual bonus for the year in which the termination occurs;
•	health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and
•	excise tax equalization payments.
Determination of Compensation
Roles and Responsibilities
Compensation Committee. The Compensation Committee determines the compensation, including related terms of employment agreements, for each of the named executive officers. The Compensation Committee’s responsibilities include:
•	developing compensation policies that will attract and retain the highest qualified executives, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for our progress;
•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determine and approving the amount and types of compensation to be paid to executive officers based on these evaluations; and
•	adopting and overseeing the administration of incentive-compensation plans and equity-based plans and approving the form and amount of awards made under these plans.
The Compensation Committee meets regularly outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs.
Compensation Consultant. The Compensation Committee has retained the compensation consulting firm of FPL Associates L.P. to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. The consultant has met with the Compensation Committee to review an analysis of executive compensation competitiveness in the public REIT marketplace and other compensation matters prepared by the consultant.
Executive Officers. William C. Bayless, Jr., our president and chief executive officer, makes recommendations to the Compensation Committee based on the compensation philosophy and objectives set by the Compensation Committee as well as current business conditions. More specifically, for each named executive officer other than himself, Mr. Bayless recommends to the Compensation Committee the performance measures and target goals, in each case for the review, discussion and approval by the Compensation Committee. For each executive officer other than himself, Mr. Bayless also reviews the rationale and guidelines for compensation and annual RSA awards for the review, discussion and approval by the Compensation Committee. Mr. Bayless and other executive officers may attend meetings of the Compensation Committee at the request of the committee chair, but do not attend executive sessions and do not participate in any discussions relating to the final determination of their own compensation.
Base Salary
The objective of base salary is to provide fixed compensation to an individual that reflects his or her job responsibilities, experience, value to us, and demonstrated performance.

Salaries are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:
•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries to the extent available and relevant;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the president and chief executive officer other than with respect to himself.
Merit-based salary increases to named executive officers’ salaries are based on these factors as well as, with respect to Mr. Bayless, the achievement of company-wide goals and, with respect to the other named executive officers, the achievement of goals tied to their respective business unit. These goals are described below under “Annual Bonus.”
Annual Bonus
The compensation program provides for a cash bonus that is linked to annual performance. The objective of the program is to compensate individuals annually based on the achievement of specific annual goals that the Compensation Committee believes correlate closely with growth of long-term stockholder value.
The Compensation Committee determines the bonus awards for named executive officers using the following basic steps:
1.	Setting Target and Maximum Awards. At the outset of each year, the Compensation Committee sets the target and maximum cash awards based on percentages of base salary that may be granted to each executive officer if threshold goals are achieved. The target awards are for achievement of the performance objectives and the maximum awards are for significantly exceeding the performance objective or rewarding significant achievement.
2.	Setting Performance Objectives. Also at the outset of the year, the Compensation Committee receives recommended performance objectives for each named executive officer and, for each officer other than the president and chief executive officer, his individual business unit. These objectives are based on the recommendations of the president and chief executive officer. These objectives allow the Compensation Committee to play a more proactive role in identifying performance objectives beyond purely financial measures and allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year and other factors related to company performance that may not have been fully captured by considering only financial performance measures.
3.	Setting Weightings of Performance Objectives. At the same time it sets performance objectives, the Compensation Committee approves the weightings of the performance objectives to help to ensure that only a high level of performance by the individual and the company will allow an individual to realize increased compensation. These weightings are based on the recommendations of the president and chief executive officer.
4.	Measuring Performance. In January of the following year, the Compensation Committee reviews actual performance against each of the performance objectives established for the preceding year. In determining the extent to which the financial goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.

5.	Adjustment. The next step in the process is adjustment to the preliminary bonus amount to reflect the Compensation Committee’s subjective determination of equity relative to compensation of senior officers of our peer group described above under “Competitive Considerations.”
Long-Term Incentive Compensation
RSAs. The long-term incentive program provides an annual award in the form of RSAs that vest over time for the achievement of specified goals based on the individual’s position. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of stockholders by motivating and rewarding creation and preservation of long-term stockholder value.
RSA awards to named executive officers (and to other employees) are made by the Compensation Committee only on dates the committee meets. Compensation Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information regarding us. RSA grants are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.
Beginning on January 1, 2005, we began accounting for share-based payments to employees in accordance with the requirements of FAS 123(R).
Outperformance Bonus Plan. Upon the consummation of our initial public offering, or IPO, we granted a special award of a bonus pool equal to the value on the date of vesting of 367,682 shares of common stock to executive officers and certain key employees, subject to continued service and attainment of certain performance measures. No dividends or dividend equivalent payments accrued with respect to the shares underlying this bonus pool. We do not anticipate making future awards under the outperformance bonus plan.
Vesting of the awards occurred on August 17, 2007, the third anniversary of the IPO, with respect to the employees that maintained continued service and was subject to the occurrence of our achievement of specified performance measures. Payments of vested awards were made on August 20, 2007. The Compensation Committee, in its sole discretion, elected to pay such awards through cash and the issuance of 132,400 performance incentive units, or PIUs, which were vested as of the time of award and valued based on the closing price of our common stock on the date of issuance. As a result of the October 2007 equity offering, a book-up event occurred for tax purposes, resulting in the 132,400 PIUs being converted to Common Units. The awards that vested to our named executive officers on August 17, 2007 were as follows:

		Market Value of PIUs
Name	Cash Portion of Award	on Date of Issuance (1)	Total
William C. Bayless, Jr.	$1,484,140	$1,470,000	$2,954,140
Brian B. Nickel	867,524	896,000	1,763,524
Greg A. Dowell	403,620	420,000	823,620
Jonathan A. Graf	210,000	210,000	420,000
James C. Hopke, Jr.	560,000	—	560,000

(1)	Messrs. Bayless, Nickel, Dowell, Graf and Hopke received 52,500, 32,000, 15,000, 7,500 and 0 PIUs, respectively, valued (solely for the purpose of calculating the settlement of the outperformance awards) at $28.00 per PIU, which was the closing price of our common stock on August 20, 2007, the date of issuance of the PIUs.
Common Units / PIUs. PIUs are a special class of partnership interests in our operating partnership. Each PIU is deemed equivalent to an award of one share of our common stock under our 2004 Incentive Award Plan, reducing availability for other equity awards on a one-for-one basis. PIUs will receive the same quarterly per unit distributions as Common Units, which equals the per share distributions on our common stock.
Initially, PIUs do not have full parity with Common Units with respect to liquidating distributions. Under the terms of the PIUs, our operating partnership will revalue its assets upon the occurrence of certain “book-up events,” and any increase in valuation from the time of the award of the PIUs until such book-up event will be allocated first to the holders of PIUs to equalize the capital accounts of such holders with the capital accounts of common unit holders. These book-up events will occur upon a contribution of cash or property to our operating partnership, including contributions by us of the proceeds from future issuances of our securities, or upon certain distributions of cash or property by our operating partnership to one or more partners of our operating partnership. Upon equalization of the capital accounts of the holders of PIUs with the other holders of Common Units, the PIUs will achieve full parity with Common Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested PIUs will thereafter be automatically converted into an equal number of Common Units, which units are exchangeable for cash or, at our option, for shares of our common stock on a one-for-one basis. No equalization will occur unless a revaluation of our assets following a book-up event results in an increase in the value of its assets from the date of the PIU award.
Holders of the PIUs are entitled to customary registration rights with respect to the shares of common stock that may be received by the PIU holders upon an exchange of the PIUs. In general, we will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.
Termination Payments
We provide named executive officers with severance payments plus a gross-up payment if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement). The objective of these benefits is to recruit and retain talent in a competitive market.
The employment agreements provide that if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason,” the executive will be entitled to a cash payment equal to 299% for Mr. Bayless, 200% for Messrs. Nickel and Dowell and 100% for Messrs. Graf and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement plus his prorated annual bonus for the year in which the termination occurs. These payment are more fully described below under “Compensation Tables—Potential Payments Upon Termination or Change in Control” starting on page 31.
Perquisites and Other Personal Benefits
We provide the named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.
We maintain executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and business expense reimbursements. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

2008 Decisions
The following is a discussion of the specific factors considered in determining salary, bonus and long-term incentive compensation for the named executive officers in 2008.
Base Salary
The following table identifies actions taken during 2008 with respect to salaries of the named executive officers:

Named Executive Officer	Action Effective January 1, 2008	Action Effective October 1, 2008
William C. Bayless, Jr.	Increase from $327,500 to $336,000	Increase from $336,000 to $400,000
Brian B. Nickel	Increase from $297,000 to $304,500	Increase from $304,500 to $335,000
Greg A. Dowell	Increase from $228,750 to $234,500	Increase from $234,500 to $290,000
Jonathan A. Graf	Increase from $191,500 to $196,250	Increase from $196,250 to $225,000
James C. Hopke, Jr.	Increase from $189,000 to $194,700	Increase from $194,700 to $210,000
In making each of the changes in salary effective January 1, 2008 described above, the Compensation Committee reviewed changes in job responsibility, historical salary levels, performance and contribution made to us, the impact on total compensation, competitive conditions and the relationship of compensation to that of other of our officers and determined that the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among our officers. In making the changes in salary effective October 1, 2008 described above, the Compensation Committee considered, among other factors, the increased responsibilities associated with our acquisition of GMH Communities Trust and the performance of our executive officers in closing the acquisition and integrating the operations of the two companies.
Annual Bonus
For 2008, the Compensation Committee determined that target cash bonuses would be 25% to 50% of base salary for achievement of performance objectives and up to 100% of base salary for significantly exceeding the performance objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, company performance and other items the Committee may deem important.
For 2008, the company-wide performance objectives and weightings used in determining an award for Mr. Bayless were:
•	achievement of budgeted operating results related to net operating income (“NOI”), funds from operations (“FFO”) and FFO modified for the operational performance of on-campus participating properties (“FFOM”), taking into our account our debt service and dividend coverage ratios (30-35%);
•	achievement of budgeted same store revenue growth by re-leasing of our wholly-owned assets (15-20%);
•	achievement of budgeted ACE development awards (15-20%)
•	achievement of budgeted same store NOI growth (10-15%); and
•	effectiveness of overall performance (15-20%).
For the other four named executive officers, performance objectives were tied to their respective business unit. For Mr. Nickel, the 2008 performance objectives were as follows:
•	successful implementation of the entitlement process on owned development projects (25-30%);
•	achievement of budgeted ACE development awards (25-30%);

•	achievement of budgeted asset growth through acquisitions (10-15%);
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (10-15%); and
•	effectiveness of overall performance (10-15%).
For Mr. Dowell, the 2008 performance objectives were as follows:
•	achievement of budgeted same store NOI growth (20-25%);
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (15-20%);
•	achievement of budgeted same store revenue growth by re-leasing of our wholly-owned assets (10-15%);
•	achievement of pro forma yield contributions for newly acquired properties and developments (10-15%);
•	achievement of growth of third party service revenues (10-15%); and
•	effectiveness of overall performance (10-15%).
For Mr. Graf, the 2008 performance objectives were as follows:
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (30-35%);
•	optimization of our capital structure and liquidity (10-15%);
•	successful integration of growth assets into operational systems (20-25%);
•	successful management of reorganization of operational activities (10-15%); and
•	effectiveness of overall performance (10-15%).
For Mr. Hopke, the 2008 performance objectives were as follows:
•	successful completion of development projects on time and within budget (25-30%);
•	successful implementation of entitlement process on owned development projects (25-30%);
•	successful management of operational activities (10-15%);
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (10-15%); and
•	effectiveness of overall performance (10-15%).
In 2008, we
•	increased FFOM by 64.3% over 2007;

•	increased same store wholly-owned NOI by 2.6% over 2007, and excluding $0.4 million of charges related to hurricane damage, 2008 same store wholly-owned NOI increased 3.3% over 2007;
•	increased same store wholly-owned occupancy to 96.2% as of December 31, 2008, compared to 95.1% as of December 31, 2007;
•	were selected by Washington State University to begin the planning process for the development, ownership and operation of an ACE project;
•	were selected by Boise State University to begin the planning process for the development of a multi-phased ACE project;
•	opened our first ACE development, Vista de Sol at Arizona State University, fully occupied, with the property 100% applied for the upcoming 2009-2010 academic year at a 4.6% rental rate increase;
•	achieved an average rental rate increase at same store wholly-owned properties of 3.4% for the 2008-2009 academic year;
•	acquired GMH Communities Trust’s student housing platform in a $1.4 billion transaction that included 40 wholly-owned and 21 joint venture properties;
•	closed and commenced construction on the $220 million third phase development at the University of California, Irvine, with the combined phases bringing the ACC transaction value on the campus to $435.2 million, which we believe to be the largest third-party transaction in the industry;
•	increased third-party management revenue by 133.2% and established a pipeline of future contracts totaling $1.8 million in annual revenue commencing 2009 – 2010;
•	raised $252.1 million of net proceeds through an equity offering on April 23, 2008, consisting of the sale of 9,200,000 shares of common stock at a price of $28.75 per share; and
•	increased total assets by 102.9% through acquisitions, including GMH and others, and developments consistent with our investment criteria.
The following table identifies actions taken based on 2008 performance with respect to cash bonus awards to the named executive officers:

		GMH Transaction
Named Executive Officer	Annual Cash Bonus	Bonus	Total
William C. Bayless, Jr.	$300,000	$—	$300,000
Brian B. Nickel	175,000	125,000	300,000
Greg A. Dowell	175,000	50,000	225,000
Jonathan A. Graf	150,000	50,000	200,000
James C. Hopke, Jr.	75,000	35,000	110,000
The annual cash bonuses were based on achievement of 2008 performance. The GMH transaction bonuses were based on the performance of our executive officers in closing the acquisition and integrating the operations of the two companies.

Long-Term Incentive Compensation
The Compensation Committee granted the following RSAs in January 2009 for 2008 performance based achievement of the performance objectives described above.

			Market Value on
Name	Grant Date	Number of RSAs	Date of Award
William C. Bayless, Jr.	1/26/09	33,128	$700,000
Brian B. Nickel	1/26/09	18,930	$400,000
Greg A. Dowell	1/26/09	18,930	$400,000
Jonathan A. Graf	1/26/09	15,381	$325,000
James C. Hopke, Jr.	1/26/09	9,465	$200,000
The RSAs vest in five equal installments beginning on February 28 of the year following the date of grant.
Total Compensation
Based on company performance as described above, as well as each named executive officer’s achievement of his individual 2008 performance objectives, the Compensation Committee determined that the named executive officers were entitled to receive the compensation detailed below for 2008.

			GMH	Long-Term
			Transaction	Incentive
Name	Salary	Cash Bonus	Cash Bonus	Compensation	Total
William C. Bayless, Jr.	$352,000	$300,000	$—	$700,000	$1,352,000
Brian B. Nickel	312,125	175,000	125,000	400,000	1,012,125
Greg A. Dowell	248,375	175,000	50,000	400,000	873,375
Jonathan A. Graf	203,438	150,000	50,000	325,000	728,438
James C. Hopke, Jr.	198,525	75,000	35,000	200,000	508,525
The cash bonuses awarded under our annual bonus program shown above appear in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation” and the GMH transaction cash bonuses shown above appear in the Summary Compensation Table under the column headed “Bonus.”
The long-term incentive compensation was awarded in the form of RSAs on January 26, 2009. Because these awards for 2008 compensation were made in 2009, pursuant to applicable disclosure rules, such awards will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in our proxy statement for the 2010 annual meeting of stockholders. For the purpose of calculating the number of shares to be granted, the dollars allocated to share awards were divided by $21.13 per share, which was the closing price of our common stock on the date of grant.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2008. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Contracts.”

					Non-Equity
					Incentive Plan
				Stock	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	(2)	Compensation		Total
William C. Bayless, Jr.	2008	$352,000	$—	$287,869	$300,000	$196,323	(3)	$1,136,192
President and Chief	2007	327,500	—	1,661,148	1,634,140	146,562	(4)	3,769,350
Executive Officer	2006	315,000	—	114,098	—	97,856	(5)	526,954

Brian B. Nickel	2008	$312,125	$125,000	$196,967	$175,000	$123,086	(3)	$932,178
Senior Executive Vice	2007	277,000	—	1,029,443	967,524	92,895	(4)	2,366,862
President, Chief	2006	262,500	—	76,066	—	61,263	(5)	399,829
Investment Officer and Secretary

Greg A. Dowell	2008	$248,375	$50,000	$139,617	$175,000	$64,438	(3)	$677,430
Senior Executive Vice	2007	198,750	—	501,831	503,620	44,005	(4)	1,248,206
President and Chief	2006	183,500	—	39,208	—	24,740	(5)	247,448
Operating Officer

Jonathan A. Graf	2008	$203,438	$50,000	$68,607	$150,000	$26,922	(3)	$498,967
Executive Vice President,	2007	171,500	—	240,902	285,000	13,969	(4)	$711,371
Chief Financial Officer	2006	159,900	—	12,213	—	3,948	(5)	176,061
and Treasurer

James C. Hopke, Jr.	2008	$198,525	$35,000	$75,820	$75,000	$18,579	(3)	$402,924
Executive Vice President-	2007	189,000	—	41,803	610,000	12,304	(4)	853,107
Project Management and	2006	183,500	—	13,525	—	13,898	(5)	210,923
Construction

(1)	The dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for the following awards of shares accounted in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2008 included in our annual report on Form 10-K for the year ended December 31, 2008.

	2006 (a)	2007 (b)	2008 (c)
William C. Bayless, Jr.	12,097	12,858	18,103
Brian B. Nickel	8,065	9,643	11,767
Greg A. Dowell	5,040	7,232	10,862
Jonathan A. Graf	1,613	3,214	7,241
James C. Hopke, Jr.	3,024	4,822	6,336

(a)	Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2006 based on achievement of goals determined in January 2005.

(b)	Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2007 based on achievement of goals determined in January 2006. Also in 2007, PIUs were issued under an outperformance bonus plan adopted at the time of our IPO in partial payment of the vesting of the grant of outperformance awards as follows: Mr. Bayless-52,500 PIUs, Mr. Nickel-32,000 PIUs, Mr. Dowell-15,000 PIUs, Mr. Graf-7,500 PIUs and Mr. Hopke-0 PIUs.

(c)	Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2008 based on achievement of goals determined in January 2007.

(2)	Includes the cash portion of annual bonuses as follows:

	2006	2007	2008
William C. Bayless, Jr.	$—	$150,000	$300,000
Brian B. Nickel	—	100,000	175,000
Greg A. Dowell	—	100,000	175,000
Jonathan A. Graf	—	75,000	150,000
James C. Hopke, Jr.	—	50,000	75,000

In addition, in 2007, the following cash was issued in partial payment of the vesting of the grant of outperformance awards as follows: Mr. Bayless-$1,484,140, Mr. Nickel-$867,524, Mr. Dowell-$403,620, Mr. Graf-$210,000 and Mr. Hopke-$560,000.

(3)	Includes the following:

	Dividends on	Dividends on	401(k) Matching
	Common Units	Unvested RSAs	Contributions
William C. Bayless, Jr.	$136,215	$58,269	$1,839
Brian B. Nickel	82,404	39,668	1,014
Greg A. Dowell	34,952	27,647	1,839
Jonathan A. Graf	10,125	14,958	1,839
James C. Hopke, Jr.	—	16,740	1,839

(4)	Includes the following:

	Dividends on	Dividends on	401(k) Matching
	Common Units	Unvested RSAs	Contributions
William C. Bayless, Jr.	$100,777	$43,460	$2,325
Brian B. Nickel	60,804	30,420	1,671
Greg A. Dowell	24,827	16,853	2,325
Jonathan A. Graf	5,062	6,582	2,325
James C. Hopke, Jr.	—	9,979	2,325

(5)	Includes the following:

	Dividends on	Dividends on	401(k) Matching	Reimbursement of Taxes for
	Common Units	Unvested RSAs	Contributions	Moving
William C. Bayless, Jr.	$65,340	$31,372	$1,144	$—
Brian B. Nickel	39,204	20,915	1,144	—
Greg A. Dowell	14,702	8,894	1,144	—
Jonathan A. Graf	—	2,804	1,144	—
James C. Hopke, Jr.	4,083	—	1,144	8,671 (a)

(a)	Paid in 2006 and reported in the summary compensation table contained in the proxy statement relating to the 2006 Annual Meeting and accrued for at December 31, 2005.

Grants of Plan Based Awards
The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2008 for each named executive officer with respect to annual bonus and long-term incentive compensation, all of which were granted under our 2004 Incentive Award Plan. We did not grant any options or other securities during the year ended December 31, 2008.

									All	Grant
									Other	Date Fair
									Stock	Value of
									Awards:	Stock and
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number	Option
	Grant		Equity Incentive Plan Awards			Equity Incentive Plan Awards			of	Awards
Name	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	(3)
William C. Bayless, Jr.	1/26/09	(1)	—	$176,000	$352,000	—	—	—	—	n/a
	1/30/08	(2)	—	—	—	—	—	—	18,103	$500,000

Brian B. Nickel	1/26/09	(1)	—	$156,063	$312,125	—	—	—	—	n/a
	1/30/08	(2)	—	—	—	—	—	—	11,767	$325,000

Greg A. Dowell	1/26/09	(1)	—	$124,188	$248,375	—	—	—	—	n/a
	1/30/08	(2)	—	—	—	—	—	—	10,862	$300,000

Jonathan A. Graf	1/26/09	(1)	—	$101,719	$203,438	—	—	—	—	n/a
	1/30/08	(2)	—	—	—	—	—	—	7,241	$200,000

James C. Hopke, Jr.	1/26/09	(1)	—	$99,263	$198,525	—	—	—	—	n/a
	1/30/08	(2)	—	—	—	—	—	—	6,336	$175,000

(1)	Information for annual bonus program for which the target award is 50% to 75% of base salary for achieving the stated objectives and the maximum award is up to 100% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, company performance and other items the Committee may deem important. We do not use pre-set thresholds or multiples to determine awards under our long-term incentive compensation program.

(2)	RSAs granted in January 2008 for performance in 2007. Vest in five equal annual installments beginning on the first anniversary of the date of the grant.

(3)	The base price is equal to the closing price of our common stock on the grant date.
Employment Contracts
As of December 31, 2008, we had employment agreements in effect with each of our named executive officers (Messrs. Bayless, Nickel, Dowell, Graf and Hopke) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements with our executive officers provide for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Nickel to serve as a member of the Board and our Senior Executive Vice President, Chief Investment Officer and Secretary, Mr. Dowell to serve as our Senior Executive Vice President and Chief Operating Officer, Mr. Graf to serve as our Executive Vice President-Chief Financial Officer and Treasurer and Mr. Hopke to serve as our Executive Vice President-Project Management and Construction.
The employment agreements provide for the following:
•	annual base salaries, subject in each case to increases in accordance with our normal executive compensation practices;

•	eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary); and

•	participation in other employee benefit plans applicable generally to our executives.
Additionally, we have entered into non-competition agreements with Messrs. Bayless, Nickel, Dowell, Graf and Hopke in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2008 of all unvested RSAs held by each named executive officer as of December 31, 2008.

	Stock Awards
	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of
	That Have	Stock That Have
	Not Vested (1)	Not Vested
William C. Bayless, Jr.	41,218	$844,145
Brian B. Nickel	28,034	574,136
Greg A. Dowell	19,672	402,883
Jonathan A. Graf	10,780	220,774
James C. Hopke, Jr.	12,008	245,924

(1)	Vest in five equal annual installments beginning on the first anniversary of the date of the grant.
Awards Vested
The following table sets forth certain information with respect to RSAs vested during 2008.

	Stock Awards
	Number of Shares
	Acquired on		Value Realized
Name	Vesting		on Vesting
William C. Bayless, Jr.	7,776	(1)	$201,408
Brian B. Nickel	5,399	(2)	139,822
Greg A. Dowell	3,228	(3)	83,613
Jonathan A. Graf	1,198	(4)	31,017
James C. Hopke, Jr.	1,569	(5)	40,641

(1)	Of these shares, 2,057 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 1,429 shares were withheld to satisfy related tax liabilities.

(3)	Of these shares, 854 shares were withheld to satisfy related tax liabilities.

(4)	Of these shares, 318 shares were withheld to satisfy related tax liabilities.

(5)	Of these shares, 454 shares were withheld to satisfy related tax liabilities.

Potential Payments Upon Termination or Change in Control
The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.
Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.
The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:
•	a cash payment equal to 299% for Mr. Bayless, 200% for Messrs. Nickel and Dowell and 100% for Messrs. Graf and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

•	his prorated annual bonus for the year in which the termination occurs;

•	health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	excise tax equalization payments.
The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2008 and therefore include amounts earned through such time and are estimates of the amounts that would be paid the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

		Without Cause or
Name	Benefit	For Good Reason
William C. Bayless, Jr.	Severance payment	$2,282,367
	Bonus	200,000
	Health benefits	32,537
	Excise tax equalization payments	—

		$2,514,904

Brian B. Nickel	Severance payment	$1,210,000
	Bonus	167,500
	Health benefits	32,537
	Excise tax equalization payments	—

		$1,410,037

Greg A. Dowell	Severance payment	$1,043,333
	Bonus	145,000
	Health benefits	32,537
	Excise tax equalization payments	—

		$1,220,870

Jonathan A. Graf	Severance payment	$400,000
	Bonus	112,500
	Health benefits	32,537
	Excise tax equalization payments	—

		$545,037

James C. Hopke, Jr.	Severance payment	$333,333
	Bonus	105,000
	Health benefits	32,537
	Excise tax equalization payments	—

		$470,870

Equity Compensation Plan
The following table summarizes information, as of December 31, 2008, relating to the 2004 Incentive Award Plan, our equity compensation plan, pursuant to which grants of options, RSAs and other rights to acquire common stock may be granted from time to time.

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	623,289	$-0-	586,711
Equity compensation plans not approved by security holders	n/a	n/a	n/a

(1)	Consists of RSUs granted to non-employee Board of Director members, RSAs granted to executive officers and certain employees and common units of limited partnership interest in our operating partnership.

COMPENSATION OF DIRECTORS
During 2008, each non-employee director (other than the Chairman of the Board) received an annual fee of $27,500 for services as a director, payable quarterly. The Chairman of the Board received an additional annual fee of $32,500, payable quarterly, but is not entitled to receive any committee meeting fees.
During 2008, compensation to the members of the Board, other than the Chairman of the Board, was as follows:
•	each chairman of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee received an annual fee of $24,000, $12,000 and $12,000, respectively, payable quarterly in advance;

•	each member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, other than the chairman of such committee, received an annual fee of $12,000, $6,000 and $6,000, respectively, payable quarterly in advance to cover attendance at eleven, five and six committee meetings, respectively, held during a calendar year and $1,000 per meeting attended in person by conference, telephone or similar communications equipment by such member in excess of such applicable number;

•	each non-employee member of the Executive Committee received $1,000 for each committee meeting attended in person by conference, telephone or similar communications equipment; and

•	each non-employee director received $500 for each Board of Director meeting attended in person by conference, telephone or similar communications equipment.
Our 2004 Incentive Award Plan provides for formula grants of restricted stock units, or RSUs, to non-employee directors (other than the Chairman of the Board) on the date on which such non-employee director is initially appointed or re-elected to the Board of Directors of $32,500 of RSUs valued at 100% of the Fair Market Value (as defined in the 2004 Incentive Award Plan) of our common stock on the date of grant. The Chairman of the Board receives $42,500 of RSUs on the date on which he is re-elected to the Board of Directors valued at 100% of the Fair Market Value of our common stock on date of grant. On May 8, 2008, the date of our 2008 Annual Meeting, each member of the Board was re-elected to the Board of Directors and each non-employee director, other than the Chairman of the Board, received 1,073 RSUs, and the Chairman of the Board received 1,403 RSUs, valued at $30.30 per RSU, the Fair Market Value of our common stock on such date. On June 11, 2008, Mr. Macchione was initially appointed to the Board of Directors and received 1,063 RSUs, valued at $30.57 per RSU, the Fair Market Value of our common stock on such date. These grants immediately vested and were settled in shares of our common stock and/or cash in lieu of the delivery of shares. A total of 33,762 RSUs have been issued, of which 11,556 are currently outstanding.
Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.
The table below summarizes the compensation we paid to each non-employee director for 2008:

			All Other
	Fees Earned or	Stock Awards	Compensation
Name (1)	Paid in Cash	(2)	(3)	Total
R.D. Burck	$60,000	$42,500	$4,880	$107,380
G. Steven Dawson	62,500	32,500	4,880	99,880
Cydney C. Donnell	37,500	32,500	4,880	74,880
Edward Lowenthal	50,500	32,500	4,880	87,880
Joseph M. Macchione	14,750	32,500	—	47,250
Winston W. Walker	56,500	32,500	4,880	93,880

(1)	William C. Bayless, Jr., our President and Chief Executive Officer, and Brian B. Nickel, our Senior Executive Vice President, Chief Investment Officer and Secretary, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Bayless and Nickel as employees is shown in the Summary Compensation Table on page 27.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted for under FAS 123(R). Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2008 included in our annual report on Form 10-K for the year ended December 31, 2008.

(3)	For RSUs granted prior to 2008, shares underlying RSUs granted to directors were settled on the third anniversary of the date of the grant and dividends accrued on the RSUs (without interest) equal to the cash dividends we paid on our common stock. The amounts in this column represent dividends accrued on RSUs granted on May 12, 2005 and paid in cash on May 12, 2008, the third anniversary from the date of grant.
Effective January 1, 2009, each non-employee director (other than the Chairman of the Board) will receive an annual fee of $27,500 for services as a director, payable quarterly. The Chairman of the Board will receive an additional annual fee of $32,500, payable quarterly, but will not be entitled to receive any committee meeting fees.
Also effective January 1, 2009, compensation to the members of the Board, other than the Chairman of the Board, will be as follows:
•	each chairman of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee will receive an annual fee of $24,000, $12,000 and $15,000, respectively, payable quarterly in advance;

•	each member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, other than the chairman of such committee, will receive an annual fee of $12,000, $6,000 and $6,000, respectively, payable quarterly in advance to cover attendance at eleven, five and six committee meetings, respectively, held during a calendar year and $1,000 per meeting attended in person by conference, telephone or similar communications equipment by such member in excess of such applicable number;

•	each non-employee member of the Executive Committee will receive $1,000 for each committee meeting attended in person by conference, telephone or similar communications equipment;

•	each non-employee director will receive $1,000 for each Board of Director meeting attended in person by conference, telephone or similar communications equipment;

•	each non-employee director (other than the Chairman of the Board) will receive on the date on which such non-employee director is initially appointed or re-elected to the Board of Directors of $41,500 of RSUs valued at 100% of the Fair Market Value of our common stock on the date of grant; and

•	the Chairman of the Board will receive $51,500 of RSUs on the date on which he is re-elected to the Board of Directors valued at 100% of the Fair Market Value of our common stock on date of grant.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

AUDIT COMMITTEE INFORMATION
Report of the Audit Committee
The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter (as amended and restated in August 2005), a copy of which was included as Appendix A to the proxy statement relating to our 2006 Annual Meeting.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed our earnings releases with management.
During 2008, the Audit Committee met with management and our independent auditors and internal auditor periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and our independent auditors and internal auditor the process used for certifications by our chief executive officer and chief financial officer that are required for certain of our filings with the Securities and Exchange Commission.
Ernst & Young LLP, our independent auditors, is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.
This Audit Committee report is given by the following members of the Audit Committee:
G. Steven Dawson, Chairman
R.D. Burck
Winston W. Walker

Independent Auditor Fees
The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2008 and 2007 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2008	2007
Audit Fees (2)	$1,000,000	$549,000
Audit-Related Fees (3)	268,072	64,000
Tax Fees	—	—

Total	$1,268,072	$613,000

(1)	All such services were preapproved by the Audit Committee.

(2)	Fees for audit services billed in 2008 and 2007 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	Fees for audit-related services billed in 2008 and 2007 included financial accounting and reporting consultations and audits of certain subsidiaries. Also for 2008 included analysis of GMH Communities Trust financial statements and internal controls.
In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.
The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the Selection of the Independent Auditors
The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2009.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.
The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2009.
STOCKHOLDER PROPOSALS
We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2010 no later than December 31, 2009. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors — Consideration of Director Nominees.” We did not receive any formal proposals during 2008 from stockholders.
2008 ANNUAL REPORT
Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, are on our website at www.studenthousing.com and available without charge to stockholders upon writing to our corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.
By Order of the Board of Directors,
BRIAN B. NICKEL
Senior Executive Vice President, Chief
Investment Officer and Secretary
Austin, Texas
March 26, 2009

Please mark your votes as indicated in this example	X

		FOR ALL	WITHHOLD FOR ALL	* EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	Election of Directors for a one-year term expiring at the 2010 Annual Meeting of Stockholders	☐	☐	☐	2.	Ratification of Ernst & Young as our independent auditors for 2009	☐	☐	☐

Nominees:

	01 William C. Bayless Jr.	05 Edward Lowenthal
	02 R.D. Burck	06 Joseph M. Macchione
	03 G. Steven Dawson	07 Brian B. Nickel
	04 Cydney C. Donnell	08 Winston W. Walker
To withhold authority to vote for any individual, mark
“For All Except” and write the nominee’s number on the
space below.
*Exceptions

Please sign, date, and return this
proxy card in the enclosed envelope

Mark Here for Address
Change or Comments	☐
SEE REVERSE

Signature	Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲

AMERICAN CAMPUS
COMMUNITIES, INC.

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Shareholders
The Proxy Statement and the 2008 Annual Report to
Stockholders are available at:
http://222.studenthousing.com/investors/proxy.asp

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AMERICAN CAMPUS COMMUNITIES, INC.
FOR THE MAY 7, 2009
ANNUAL MEETING OF STOCKHOLDERS
          The undersigned hereby appoints William C. Bayless Jr., Brian B. Nickel and Jonathan A. Graf, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 16, 2009, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 7, 2009 at 10:00 a.m., Central Time, at our corporate office located at 805 Las Cimas Parkway, Suite 400, Austin, Texas or at any adjournment or postponement thereof.
          THE VOTES ENTITLED TO BE CASE BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NOT DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CASE “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2009 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments
(Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
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